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
                                                                    EXHIBIT 11

                                  ADTRAN, INC

       EIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING For the Three Months and Nine Months Ended September 30, 1996 and 1997


                                                                     Three Months Ended          Nine Months Ended
                                                                        September 30,               September  30,
                                                                     1997          1996          1997           1996
Weighted average common shares outstanding....................     39,257,527   38,707,474   39,188,559    38,551,606
Net weighted average common stock options
   outstanding under the treasury stock method................        435,856      872,420      423,224     1,016,996
                                                                    ---------   ----------      -------     ---------

Weighted average common and common
    equivalent shares outstanding.............................     39,693,383   39,579,894   39,611,783    39,568,602
                                                                   ==========   ==========   ==========     =========


Net income....................................................     11,140,539    9,405,557  $27,643,082   $28,369,165
                                                                  ===========   ==========  ===========   ===========


Net income per common and common equivalent
     share....................................................    $       .28   $      .24  $       .70   $       .72
                                                                  ===========    =========  ===========   ===========


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